Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636
News Release

Banner Corporation Reports Net Income of $5.1 Million in Fourth Quarter;
2011 Net Income Highlighted by Improved Credit Quality and Strong Revenue Generation

Walla Walla, WA – January 25, 2012 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported net income of $5.1 million in the fourth quarter of 2011, compared to net income of $6.0 million in the immediately preceding quarter and a net loss of $12.7 million in the fourth quarter a year ago.  For the full year ended December 31, 2011, Banner reported net income of $5.5 million compared to a net loss of $61.9 million in 2010.

“Banner’s 2011 performance provided consistent evidence that we are successfully executing on our strategies and priorities to strengthen our franchise and deliver sustainable profitability to Banner,” said Mark J. Grescovich, President and Chief Executive Officer.  “Our return to profitability for the last three quarters, and now for the year, reflects significant progress on the key objectives of those strategies:  reducing the adverse effect of non-performing assets, increasing client relationships and reducing our cost of funds.  This progress and our 2011 operating results clearly demonstrate that our strategic turnaround plan is effective and is building shareholder value.

“Banner’s credit quality metrics further improved during the fourth quarter, with non-performing loans, real estate owned and total non-performing asset levels all decreasing at year end, leading to reduced credit costs for the current quarter and for the full year.  Also notable during the quarter was an increase in net loans and continued growth in non-interest-bearing deposits, as we experienced further success in acquiring new client relationships and account balances.”

In the fourth quarter of 2011, Banner paid a $1.6 million dividend on the $124 million of senior preferred stock it issued to the U.S. Treasury under the Capital Purchase Program.  In addition, Banner accrued $425,000 for related discount accretion.  Including the preferred stock dividend and related accretion, net income available to common shareholders was $0.18 per share for the fourth quarter of 2011, compared to net income available to common shareholders of $0.24 per share in the third quarter of 2011 and a net loss to common shareholders of $0.91 per share for the fourth quarter a year ago.  For the year ended December 31, 2011, the net loss to common shareholders, including the preferred stock dividend and related accretion, was $0.15 per share, compared to a net loss of $7.21 per share for the year ended December 31, 2010.

Credit Quality

“Credit costs continue to decline and were significantly below those of a year ago as our special asset teams continued to make meaningful progress at reducing problem assets,” said Grescovich.  “Charge-offs and delinquencies as well as real estate owned expenses and valuation adjustments continued to be concentrated in loans for the construction of single-family homes and residential land development projects.  However, our exposure to one-to-four family residential construction and land development loans has continued to decline and at the end of December 31, 2011 had been reduced to 7.3% of our loan portfolio.  Importantly, strong sales activity reduced our portfolio of real estate owned through foreclosure by $23.5 million during the fourth quarter, resulting in a net decrease of $57.9 million during 2011.  We are encouraged by the recent pace of problem asset resolution as well as the significant reduction in non-performing assets over the last year and remain diligent in our efforts to further improve our risk profile.”

Banner recorded a $5.0 million provision for loan losses in the fourth quarter of 2011, equal to the provision in the preceding quarter and reduced substantially from $20.0 million in the fourth quarter a year ago.  The allowance for loan losses at December 31, 2011 totaled $82.9 million, representing 2.52% of total loans outstanding and 110% of non-performing loans.  Non-performing loans decreased to $75.3 million at December 31, 2011, compared to $151.5 million at December 31, 2010 and $83.1 million at September 30, 2011.

Banner’s real estate owned and repossessed assets decreased to $43.0 million at December 31, 2011, compared to $100.9 million a year earlier and $66.5 million three months earlier.  Net charge-offs in the fourth quarter of 2011 totaled $8.2 million, or 0.25% of average loans outstanding, compared to $10.9 million, or 0.33% of average loans outstanding for the third quarter of 2011 and $19.0 million, or 0.55% of average loans outstanding, for the fourth quarter a year ago.  For all of 2011, net charge-offs were $49.5 million, compared to $67.9 million in 2010.

BANR – Fourth Quarter 2011 Results
January 25, 2012

Non-performing assets decreased to $118.9 million at December 31, 2011, compared to $151.6 million at September 30, 2011 and $254.3 million at December 31, 2010.  At December 31, 2011, Banner’s non-performing assets were 2.79% of total assets, compared to 3.53% at the end of the September 2011 and 5.77% a year ago.

One-to-four family residential construction, land and land development loans were $241.7 million, or 7.3% of the total loan portfolio at December 31, 2011, compared to $321.1 million, or 9.4% of the total loan portfolio a year earlier.  The geographic distribution of these residential construction, land and land development loans was approximately $80.0 million, or 33%, in the greater Puget Sound market, $109.9 million, or 45%, in the greater Portland, Oregon market and $4.9 million, or 2%, in the greater Boise, Idaho market as of December 31, 2011.  The remaining $46.9 million, or 20%, was distributed in the various eastern Washington, eastern Oregon and northern Idaho markets served by Banner Bank.

Income Statement Review

“The realignment of our delivery platforms and execution by our sales teams, as well as further maturing of our expanded branch system along with a targeted marketing campaign, have allowed Banner Bank to add client relationships and increase core deposits.  That core deposit growth has enabled us to significantly reduce our cost of funds during the year through changes in our deposit mix and pricing strategies and has supported increased deposit fees despite the adverse impact of regulatory changes on overdraft revenues.  The reduced cost of funds coupled with changes in our asset mix made it possible for us to maintain a strong net interest margin in recent quarters and to increase it by 26 basis points compared to the fourth quarter a year ago, despite continued downward pressure on asset yields,” said Grescovich.  Banner’s net interest margin was 4.07% in the fourth quarter of 2011, compared to 4.10% in the preceding quarter and 3.81% in the fourth quarter a year ago.  For the year 2011, Banner’s net interest margin was 4.05%, a 38 basis point improvement compared to 3.67% for 2010.

Deposit costs decreased by 11 basis points compared to the preceding quarter and 44 basis points compared to the fourth quarter a year earlier.  Funding costs for the fourth quarter of 2011 decreased 10 basis points compared to the previous quarter and 41 basis points from the fourth quarter a year ago.  Asset yields decreased 13 basis points compared to the prior quarter and decreased 14 basis points from the fourth quarter a year ago.  Loan yields remained unchanged from the preceding quarter and decreased 14 basis points from the fourth quarter a year ago.  Nonaccruing loans reduced the margin by approximately 14 basis points in the fourth quarter of 2011 compared to approximately 21 basis points in the preceding quarter and approximately 33 basis points in the fourth quarter of 2010.

“The continued growth in core deposits and reduced drag from non-performing assets over the past year have led to a solid increase in our revenues from core operations compared to a year earlier,” said Grescovich.  Net interest income, before the provision for loan losses, was $41.6 million in the fourth quarter of 2011, compared to $41.7 million in the preceding quarter and $40.8 million in the fourth quarter a year ago.  For the year 2011, net interest income, before the provision for loan losses, increased 4% to $164.6 million, compared to $157.8 million for 2010.  Revenues from core operations* (net interest income before the provision for loan losses plus total other operating income excluding fair value and other-than-temporary impairment (OTTI) adjustments) was $50.5 million in the fourth quarter of 2011, compared to $50.1 million in the third quarter of 2011 and $49.0 million in the fourth quarter a year ago.  For the year, revenues from core operations increased 4% to $196.2 million, compared to $189.4 million a year earlier.

Banner’s fourth quarter 2011 results included a net loss of $1.8 million for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value.  In the immediately preceding quarter, Banner’s results included a net recovery of $3.0 million of principal and $881,000 of interest as a result of the full cash repayment of a security that had been written off a year earlier as an OTTI charge.  That recovery was partially offset by a net loss of $1.0 million for fair value adjustments in the third quarter.  In the fourth quarter of 2010, Banner recorded a net loss of $706,000 for fair value adjustments.

Total other operating income, which includes the above-mentioned changes in the valuation of financial instruments and OTTI adjustments, was $7.2 million in the fourth quarter of 2011 compared to $10.3 million in the preceding quarter and $7.6 million in the fourth quarter a year ago.  For the year 2011, total other operating income was $34.0 million, compared to $29.1 million for 2010.  In addition to net fair value adjustments, the third quarter of 2011 and the full year 2011 included a $3.0 million recovery of a prior-period OTTI charge, while the third quarter of 2010 and the full year 2010 included net OTTI charges of $3.0 million and $4.2 million, respectively.  Other operating income from core operations* (total other operating income, excluding fair value and OTTI adjustments) for the current quarter was $8.9 million, compared to $8.4 million for the preceding quarter and $8.3 million for the fourth quarter a year ago.  For the year 2011, other operating income from core operations* was $31.6 million, the same as in 2010, as lower revenues from mortgage banking operations were offset by increased deposit fees and other income items.

Deposit fees and other service charges were $5.9 million in the fourth quarter of 2011 compared to $6.1 million in the preceding quarter and $5.5 million in the fourth quarter a year ago.  Income from mortgage banking operations increased to $1.9 million in the fourth quarter of 2011, compared to $1.4 million in the immediately preceding quarter, but was lower than the $2.1 million recorded in the fourth quarter of 2010.  For the year 2011, deposit fees were $23.0 million and mortgage banking revenues were $5.2 million compared to $22.0 million and $6.4 million, respectively, for the year 2010.

BANR – Fourth Quarter 2011 Results
January 25, 2012

“Operating expenses declined for both the fourth quarter and the full year compared to the respective periods a year ago, largely due to lower costs associated with the real estate owned portfolio, particularly valuation adjustments,” said Grescovich.  “While we expect collection expenses and costs associated with real estate owned to remain elevated in the near term, these credit costs should continue to decline as further problem asset resolution occurs.”

Total other operating expenses, or non-interest expenses, were $38.7 million in the fourth quarter of 2011, compared to $41.0 million in both the preceding quarter and in the fourth quarter of 2010.  For the year 2011, total other operating expenses decreased 2% to $158.1 million compared to $160.8 million for 2010, largely as a result of decreased costs related to real estate owned and FDIC deposit insurance which were partially offset by increased compensation-related expenses.

*Earnings information excluding fair value and OTTI adjustments (alternately referred to as other operating income from core operations or revenues from core operations) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter’s results.  Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.

Balance Sheet Review

“We increased net loan balances by $74.3 million during the quarter, primarily in the commercial real estate and commercial business portfolios, as our production levels for targeted loans remained encouraging.  Further, the calling efforts and responsiveness of our local bankers are resulting in a consistent pipeline of lending opportunities.  While we expect a continued challenging economic environment, we believe that these well focused marketing efforts will allow us to capitalize on additional lending opportunities going forward,” said Grescovich.

Net loans increased $74.3 million during the quarter to $3.21 billion at December 31, 2011, compared to $3.14 billion at September 30, 2011.  Net loans were $3.31 billion a year ago.  Commercial and agricultural business loans increased to $819.6 million at December 31, 2011 compared to $792.4 million at September 30, 2011, and $790.4 million a year ago.  Commercial and multi-family real estate loans were $1.23 billion at December 31, 2011, reflecting a modest increase from $1.20 billion at both September 30, 2011 and a year earlier.

The combined total of securities at fair value, available for sale and held to maturity, increased to $622.0 million at December 31, 2011 compared to $548.4 million at September 30, 2011 and $367.7 million at December 31, 2010.  However, the aggregate total of securities and interest-bearing deposits decreased to $691.7 million at December 31, 2011 compared to $783.2 million at September 30, 2011 and was nearly unchanged compared to $689.6 million at December 31, 2010.  The increase in the securities holdings reflects a modest extension of the expected duration of this aggregate total designed to increase the yield relative to interest-bearing deposits.  The securities purchased in recent periods were primarily short- to intermediate-term U.S. Government Agency notes and mortgage-backed securities.

Total assets were $4.26 billion at December 31, 2011, compared to $4.29 billion at the end of the preceding quarter and $4.41 billion a year ago.  Deposits totaled $3.48 billion at December 31, 2011, compared to $3.54 billion at September 30, 2011 and $3.59 billion a year ago.  Non-interest-bearing accounts increased 29% to $777.6 million at December 31, 2011, compared to $600.5 million a year ago.  At September 30, 2011, non-interest-bearing accounts totaled $763.0 million.  Interest-bearing transaction and savings accounts were $1.45 billion at December 31, 2011, compared to $1.46 billion at September 30, 2011 and $1.43 billion at December 31, 2010.

“The improvement in our deposit mix helped lower our funding costs by reducing our reliance on higher cost certificates of deposit, increasing new client relationships and improving our core funding position.  To that point, our non-interest-bearing deposits increased 29% from a year ago and 100% of this organic growth was from our existing branch network,” said Grescovich

At December 31, 2011, total stockholders’ equity was $532.5 million, including $120.7 million attributable to preferred stock, and common stockholders’ equity was $411.7 million, or $23.50 per share.  During 2010, Banner completed a common stock offering, issuing a total of 85,639,000 shares in the offering, resulting in net proceeds of approximately $161.6 million.  In May 2011, Banner announced a 1-for-7 reverse stock split, which took effect on June 1, 2011.  Every seven shares of Banner’s pre-split common shares were automatically consolidated into one post-split share.  Taking the reverse stock split into account, Banner had 17.6 million shares outstanding at December 31, 2011, compared to 16.2 million shares outstanding a year ago.  Tangible common stockholders’ equity, which excludes preferred stock and other intangibles, was $405.4 million at December 31, 2011, or 9.54% of tangible assets, compared to $394.3 million, or 9.20% of tangible assets at September 30, 2011 and $383.9 million, or 8.73% of tangible assets a year ago.  Tangible book value per common share was $23.14 at December 31, 2011.

Augmented by the stock offering and continued sales of common stock under its Dividend Reinvestment and Direct Stock Purchase and Sale Plan (DRIP), Banner Corporation and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards.  Banner Corporation used a significant portion of the net proceeds from last year’s offering to strengthen Banner Bank’s regulatory capital ratios while retaining the balance for general working capital purposes, including additional capital investments in its subsidiary banks if appropriate.  Through December 31, 2011, Banner Corporation had invested $110.0 million of the net proceeds as additional paid-in common equity in

BANR – Fourth Quarter 2011 Results
January 25, 2012

Banner Bank, although no additional equity investment was made during the current year.  Banner Corporation’s Tier 1 leverage capital to average assets ratio was 13.44% and its total capital to risk-weighted assets ratio was 18.07% at December 31, 2011.  Banner Bank’s Tier 1 leverage ratio was 11.71 % at December 31, 2011, which is in excess of the 10% minimum level targeted in its Memorandum of Understanding with the Federal Deposit Insurance Corporation (FDIC) and the Washington State Department of Financial Institutions (Washington DFI).

Conference Call

Banner will host a conference call on Thursday, January 26, 2012, at 8:00 a.m. PST, to discuss its fourth quarter and year end results.  The conference call can be accessed live by telephone at (480) 629-9770 to participate in the call.  To listen to the call online, go to the Company’s website at www.bannerbank.com.  A replay will be available for a week at (303) 590-3030, using access code 4503316.

About the Company

Banner Corporation is a $4.26 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates and the relative differences between short and long-term interest rates, loan and deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the FDIC, the Washington DFI or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or any of the Banks which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon Banner Corporation and Banner Bank under the memoranda of understanding with the Federal Reserve Bank of San Francisco (in the case of Banner Corporation) and the FDIC and the Washington DFI (in the case of Banner Bank) and the possibility that Banner Corporation and Banner Bank will be unable to fully comply with the memoranda of understanding, which could result in the imposition of additional requirements or restrictions; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuations; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; the failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and preferred stock and interest or principal payments on our junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; future legislative changes in the United States Department of Treasury  Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in Banner Corporation’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

BANR – Fourth Quarter 2011 Results
January 25, 2012

RESULTS OF OPERATIONS	Quarters Ended				Twelve Months Ended
(in thousands except shares and per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010		Dec 31, 2011		Dec 31, 2010

INTEREST INCOME:
Loans receivable	$45,115	$45,641	$49,390		$184,357		$205,784
Mortgage-backed securities	922	799	902		3,455		4,045
Securities and cash equivalents	2,414	3,121	1,936		9,751		8,253
	48,451	49,561	52,228		197,563		218,082
INTEREST EXPENSE:
Deposits	5,169	6,169	9,521		26,164		52,320
Federal Home Loan Bank advances	64	64	314		370		1,318
Other borrowings	559	559	584		2,265		2,448
Junior subordinated debentures	1,073	1,041	1,052		4,193		4,226
	6,865	7,833	11,471		32,992		60,312

Net interest income before provision for loan losses	41,586	41,728	40,757		164,571		157,770

PROVISION FOR LOAN LOSSES	5,000	5,000	20,000		35,000		70,000
Net interest income	36,586	36,728	20,757		129,571		87,770
OTHER OPERATING INCOME:
Deposit fees and other service charges	5,894	6,096	5,515		22,962		22,009
Mortgage banking operations	1,936	1,401	2,086		5,154		6,370
Loan servicing fees	136	289	177		1,078		951
Miscellaneous	972	586	514		2,420		2,302
	8,938	8,372	8,292		31,614		31,632
Other-than-temporary impairment recovery (loss)	- -	3,000	- -		3,000		(4,231)
Net change in valuation of financial instruments carried at fair value	(1,787)	(1,032)	(706)		(624)		1,747
Total other operating income	7,151	10,340	7,586		33,990		29,148
OTHER OPERATING EXPENSE:
Salary and employee benefits	18,730	18,226	17,045		72,499		67,490
Less capitalized loan origination costs	(2,404)	(1,929)	(2,123)		(8,001)		(7,199)
Occupancy and equipment	5,379	5,352	5,501		21,561		22,232
Information / computer data services	1,388	1,547	1,531		6,023		6,132
Payment and card processing services	2,156	2,132	1,942		7,874		7,067
Professional services	1,210	1,950	1,740		6,017		6,401
Advertising and marketing	2,036	1,602	1,740		7,281		7,457
Deposit insurance	1,367	1,299	1,999		6,024		8,622
State/municipal business and use taxes	562	553	616		2,153		2,259
Real estate operations	4,365	6,698	7,044		22,262		26,025
Amortization of core deposit intangibles	555	554	600		2,276		2,459
Miscellaneous	3,323	3,054	3,399		12,135		11,856
Total other operating expense	38,667	41,038	41,034		158,104		160,801
Income (loss) before provision for (benefit from) income taxes	5,070	6,030	(12,691)		5,457		(43,883)
PROVISION FOR (BENEFIT FROM ) INCOME TAXES	- -	- -	- -		- -		18,013
NET INCOME (LOSS)	5,070	6,030	(12,691)		5,457		(61,896)
PREFERRED STOCK DIVIDEND AND DISCOUNT ACCRETION:
Preferred stock dividend	1,550	1,550	1,550		6,200		6,200
Preferred stock discount accretion	425	425	398		1,701		1,593
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$3,095	$4,055	$(14,639	) $	(2,444	) $	(69,689)

Earnings (loss) per share available to common shareholder
Basic	$0.18	$0.24	$(0.91	) $	(0.15	) $	(7.21)
Diluted	$0.18	$0.24	$(0.91	) $	(0.15	) $	(7.21)
Cumulative dividends declared per common share	$0.01	$0.01	$0.07		$0.10		$0.28
Weighted average common shares outstanding
Basic	17,269,269	16,808,589	16,008,467		16,724,113		9,664,906
Diluted	17,298,004	16,837,324	16,008,467		16,752,848		9,664,906
Common shares issued in connection with exercise of stock options or DRIP	522,223	346,489	241,653		1,375,185		836,989

BANR – Fourth Quarter 2011 Results
January 25, 2012

FINANCIAL CONDITION
(in thousands except shares and per share data)	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010

ASSETS
Cash and due from banks	$62,678	$53,503	$39,756
Federal funds and interest-bearing deposits	69,758	234,824	321,896
Securities - at fair value	80,727	85,419	95,379
Securities - available for sale	465,795	383,670	200,227
Securities - held to maturity	75,438	79,289	72,087
Federal Home Loan Bank stock	37,371	37,371	37,371
Loans receivable:
Held for sale	3,007	2,003	3,492
Held for portfolio	3,293,331	3,223,243	3,399,625
Allowance for loan losses	(82,912)	(86,128)	(97,401)
	3,213,426	3,139,118	3,305,716

Accrued interest receivable	15,570	16,101	15,927
Real estate owned held for sale, net	42,965	66,459	100,872
Property and equipment, net	91,435	92,454	96,502
Other intangibles, net	6,331	6,887	8,609
Bank-owned life insurance	58,563	58,058	56,653
Other assets	37,255	38,611	55,087
	$4,257,312	$4,291,764	$4,406,082

LIABILITIES

Deposits:
Non-interest-bearing	$777,563	$763,008	$600,457
Interest-bearing transaction and savings accounts	1,447,594	1,461,383	1,433,248
Interest-bearing certificates	1,250,497	1,313,043	1,557,493

	3,475,654	3,537,434	3,591,198

Advances from Federal Home Loan Bank at fair value	10,533	10,572	43,523
Customer repurchase agreements and other borrowings	152,128	139,704	175,813
Junior subordinated debentures at fair value	49,988	48,770	48,425

Accrued expenses and other liabilities	23,253	19,593	21,048
Deferred compensation	13,306	14,200	14,603

	3,724,862	3,770,273	3,894,610

STOCKHOLDERS' EQUITY

Preferred stock - Series A	120,702	120,276	119,000
Common stock	531,149	523,284	509,457
Retained earnings (accumulated deficit)	(119,465)	(122,384)	(115,348)
Other components of stockholders' equity	64	315	(1,637)
	532,450	521,491	511,472
	$4,257,312	$4,291,764	$4,406,082

Common Shares Issued:
Shares outstanding at end of period	17,553,472	17,031,249	16,164,781
Less unearned ESOP shares at end of period	34,340	34,340	34,340
Shares outstanding at end of period excluding unearned ESOP shares	17,519,132	16,996,909	16,130,441
Common stockholders' equity per share (1)	$23.50	$23.61	$24.33
Common stockholders' tangible equity per share (1) (2)	$23.14	$23.20	$23.80
Common stockholders' tangible equity to tangible assets (2)	9.54%	9.20%	8.73%
Consolidated Tier 1 leverage capital ratio	13.44%	13.19%	12.24%
(1)	- Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	- Common stockholders' tangible equity excludes preferred stock, core deposit and other intangibles.
Tangible assets excludes other intangible assets. These ratios represent non-GAAP financial measures.

BANR – Fourth Quarter 2011 Results
January 25, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010
LOANS (including loans held for sale):
Commercial real estate
Owner occupied	$469,806	$474,863	$515,093
Investment properties	621,622	586,652	550,610
Multifamily real estate	139,710	134,146	134,634
Commercial construction	42,391	38,124	62,707
Multifamily construction	19,436	16,335	27,394
One- to four-family construction	144,177	145,776	153,383
Land and land development
Residential	97,491	96,875	167,764
Commercial	15,197	19,173	32,386
Commercial business	601,440	580,876	585,457
Agricultural business including secured by farmland	218,171	211,571	204,968
One- to four-family real estate	642,501	639,909	682,924
Consumer	103,347	98,794	99,761
Consumer secured by one- to four-family real estate	181,049	182,152	186,036
Total loans outstanding	$3,296,338	$3,225,246	$3,403,117
Restructured loans performing under their restructured terms	$54,533	$51,990	$60,115
Loans 30 - 89 days past due and on accrual	$9,962	$7,895	$28,847
Total delinquent loans (including loans on non-accrual)	$85,274	$91,044	$180,336
Total delinquent loans / Total loans outstanding	2.59%	2.82%	5.30%

GEOGRAPHIC CONCENTRATION OF LOANS AT
December 31, 2011	Washington	Oregon	Idaho		Other	Total

Commercial real estate
Owner occupied	$352,965	$62,354	$51,321		$3,166	$469,806
Investment properties	478,798	94,855	42,736		5,233	621,622
Multifamily real estate	121,699	9,344	8,260		407	139,710
Commercial construction	24,386	2,255	15,750		- -	42,391
Multifamily construction	19,436	- -	- -		- -	19,436
One- to four-family construction	79,294	63,058	1,825		- -	144,177
Land and land development
Residential	49,611	43,382	4,498		- -	97,491
Commercial	12,874	890	1,433		- -	15,197
Commercial business	392,390	81,984	66,156		60,910	601,440
Agricultural business including secured by farmland	106,212	49,721	62,210		28	218,171
One- to four-family real estate	399,566	213,782	26,901		2,252	642,501
Consumer	72,349	25,871	5,127		- -	103,347
Consumer secured by one- to four-family real estate	126,507	42,412	11,631		499	181,049
Total loans outstanding	$2,236,087	$689,908	$297,848		$72,495	$3,296,338

Percent of total loans	67.8%	20.9%	9.0%		2.3%	100.0%

DETAIL OF LAND AND LAND DEVELOPMENT LOANS AT
December 31, 2011	Washington	Oregon	Idaho		Other	Total

Residential
Acquisition & development	$13,200	$17,343	$3,607	$	- -	$34,150
Improved lots	22,651	23,055	408		- -	46,114
Unimproved land	13,760	2,984	483		- -	17,227

Total residential land and development	$49,611	$43,382	$4,498	$	- -	$97,491
Commercial & industrial
Acquisition & development	$2,557 $	- -	$481	$	- -	$3,038
Improved land	5,892	- -	191		- -	6,083
Unimproved land	4,425	890	761		- -	6,076
Total commercial land and development	$12,874	$890	$1,433	$	- -	$15,197

BANR – Fourth Quarter 2011 Results
January 25, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Quarters Ended			Twelve Months Ended
CHANGE IN THE	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
ALLOWANCE FOR LOAN LOSSES

Balance, beginning of period	$86,128	$92,000	$96,435	$97,401	$95,269

Provision	5,000	5,000	20,000	35,000	70,000

Recoveries of loans previously charged off:
Commercial real estate	37	1	- -	53	- -
Multifamily real estate	- -	- -	- -	- -	- -
Construction and land	762	89	112	1,602	897
One- to four-family real estate	241	34	11	356	136
Commercial business	511	414	776	1,082	2,865
Agricultural business, including secured by farmland	5	10	36	20	45
Consumer	73	69	79	304	284
	1,629	617	1,014	3,417	4,227
Loans charged off:
Commercial real estate	(1,575)	(1,644)	(1,575)	(6,079)	(1,668)
Multifamily real estate	(11)	- -	- -	(682)	- -
Construction and land	(3,269)	(6,445)	(11,811)	(26,328)	(43,592)
One- to four-family real estate	(3,324)	(2,483)	(2,483)	(9,910)	(7,860)
Commercial business	(1,172)	(863)	(3,211)	(8,396)	(15,244)
Agricultural business, including secured by farmland	(188)	- -	(460)	(477)	(1,940)
Consumer	(306)	(54)	(508)	(1,034)	(1,791)
	(9,845)	(11,489)	(20,048)	(52,906)	(72,095)
Net charge-offs	(8,216)	(10,872)	(19,034)	(49,489)	(67,868)

Balance, end of period	$82,912	$86,128	$97,401	$82,912	$97,401

Net charge-offs / Average loans outstanding	0.25%	0.33%	0.55%	1.50%	1.88%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010
Specific or allocated loss allowance
Commercial real estate	$16,457	$14,217	$11,779
Multifamily real estate	3,952	2,958	3,963
Construction and land	18,184	22,683	33,121
Commercial business	15,159	16,894	24,545
Agricultural business, including secured by farmland	1,548	1,257	1,846
One- to four-family real estate	12,299	11,249	5,829
Consumer	1,253	1,277	1,794

Total allocated	68,852	70,535	82,877

Estimated allowance for undisbursed commitments	678	508	1,426
Unallocated	13,382	15,085	13,098

Total allowance for loan losses	$82,912	$86,128	$97,401

Allowance for loan losses / Total loans outstanding	2.52%	2.67%	2.86%

Allowance for loan losses / Non-performing loans	110%	104%	64%

BANR – Fourth Quarter 2011 Results
January 25, 2012

	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010

NON-PERFORMING ASSETS

Loans on non-accrual status
Secured by real estate:
Commercial	$9,226	$8,908	$24,727
Multifamily	362	- -	1,889
Construction and land	27,731	35,841	75,734
One- to four-family	17,408	15,274	16,869
Commercial business	13,460	15,754	21,100
Agricultural business, including secured by farmland	1,896	1,301	5,853
Consumer	2,905	4,232	2,332
	72,988	81,310	148,504

Loans more than 90 days delinquent, still on accrual
Secured by real estate:
Commercial	- -	- -	- -
Multifamily	- -	- -	- -
Construction and land	- -	- -	- -
One- to four-family	2,147	1,111	2,955
Commercial business	4	687	- -
Agricultural business, including secured by farmland	- -	- -	- -
Consumer	173	41	30
	2,324	1,839	2,985
Total non-performing loans	75,312	83,149	151,489
Securities on non-accrual	500	1,942	1,896
Real estate owned (REO) and repossessed assets	43,039	66,538	100,945
Total non-performing assets	$118,851	$151,629	$254,330
Total non-performing assets / Total assets	2.79%	3.53%	5.77%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
December 31, 2011	Washington	Oregon	Idaho		Other	Total
Secured by real estate:
Commercial	$8,723	$368	$135	$	- -	$9,226
Multifamily	362	- -	- -		- -	362
Construction and land
One- to four-family construction	4,039	2,278	306		- -	6,623
Commercial construction	949	- -	- -		- -	949
Multifamily construction	- -	- -	- -		- -	- -
Residential land acquisition & development	6,668	3,709	1,592		- -	11,969
Residential land improved lots	1,563	3,352	73		- -	4,988
Residential land unimproved	702	916	485		- -	2,103
Commercial land acquisition & development	308	- -	- -		- -	308
Commercial land improved	454	- -	- -		- -	454
Commercial land unimproved	337	- -	- -		- -	337
Total construction and land	15,020	10,255	2,456		- -	27,731
One- to four-family	14,830	3,376	1,349		- -	19,555
Commercial business	12,627	113	724		- -	13,464
Agricultural business, including secured by farmland	1,486	- -	410		- -	1,896
Consumer	2,441	131	506		- -	3,078
Total non-performing loans	55,489	14,243	5,580		- -	75,312
Securities on non-accrual	- -	- -	500		- -	500
Real estate owned (REO) and repossessed assets	18,380	17,967	6,692		- -	43,039
Total non-performing assets at end of the period	$73,869	$32,210	$12,772	$	- -	$118,851

BANR – Fourth Quarter 2011 Results
January 25, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Quarters Ended		Twelve Months Ended
REAL ESTATE OWNED	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Balance, beginning of period	$66,459	$107,159	$100,872	$77,743
Additions from loan foreclosures	7,482	16,855	53,197	87,761
Additions from capitalized costs	150	1,650	4,404	4,006
Dispositions of REO	(28,299)	(19,095)	(99,070)	(51,651)
Gain (loss) on sale of REO	(170)	(524)	(1,374)	(1,891)
Valuation adjustments in the period	(2,657)	(5,173)	(15,064)	(15,096)

Balance, end of period	$42,965	$100,872	$42,965	$100,872

	Quarters Ended
REAL ESTATE OWNED- FIVE COMPARATIVE QUARTERS	Dec 31, 2011	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011	Dec 31, 2010

Balance, beginning of period	$66,459	$71,205	$94,945	$100,872	$107,159
Additions from loan foreclosures	7,482	18,881	11,918	14,916	16,855
Additions from capitalized costs	150	1,107	1,532	1,615	1,650
Dispositions of REO	(28,299)	(19,440)	(32,437)	(18,894)	(19,095)
Gain (loss) on sale of REO	(170)	(725)	58	(537)	(524)
Valuation adjustments in the period	(2,657)	(4,569)	(4,811)	(3,027)	(5,173)
Balance, end of period	$42,965	$66,459	$71,205	$94,945	$100,872

REAL ESTATE OWNED- BY TYPE AND STATE	Washington	Oregon	Idaho	Total

Commercial real estate	$1,852 $	- -	$1,620	$3,472
One- to four-family construction	405	2,323	- -	2,728
Land development- commercial	3,876	112	200	4,188
Land development- residential	5,333	11,881	3,316	20,530
One- to four-family real estate	6,896	3,651	1,500	12,047
Total	$18,362	$17,967	$6,636	$42,965

BANR – Fourth Quarter 2011 Results
January 25, 2012

DEPOSITS & OTHER BORROWINGS
	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010
DEPOSIT COMPOSITION

Non-interest-bearing	$777,563	$763,008	$600,457

Interest-bearing checking	362,542	362,090	357,702
Regular savings accounts	669,596	670,210	616,512
Money market accounts	415,456	429,083	459,034
Interest-bearing transaction & savings accounts	1,447,594	1,461,383	1,433,248
Interest-bearing certificates	1,250,497	1,313,043	1,557,493
Total deposits	$3,475,654	$3,537,434	$3,591,198

INCLUDED IN TOTAL DEPOSITS

Public transaction accounts	$72,064	$67,753	$64,482
Public interest-bearing certificates	67,112	69,321	81,809
Total public deposits	$139,176	$137,074	$146,291

Total brokered deposits	$49,194	$59,576	$102,984

INCLUDED IN OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$102,131	$89,633	$125,140

GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
December 31, 2011	Washington	Oregon	Idaho	Total

	$2,657,016	$595,801	$222,837	$3,475,654

			Minimum for Capital Adequacy
REGULATORY CAPITAL RATIOS AT	Actual		or "Well Capitalized"
December 31, 2011	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated
Total capital to risk-weighted assets	$615,091	18.07%	$272,242	8.00%
Tier 1 capital to risk-weighted assets	572,036	16.80%	136,121	4.00%
Tier 1 leverage capital to average assets	572,036	13.44%	169,639	4.00%

Banner Bank
Total capital to risk-weighted assets	511,614	15.81%	323,499	10.00%
Tier 1 capital to risk-weighted assets	470,668	14.54%	194,100	6.00%
Tier 1 leverage capital to average assets	470,668	11.71%	200,955	5.00%

Islanders Bank
Total capital to risk-weighted assets	30,627	16.06%	19,068	10.00%
Tier 1 capital to risk-weighted assets	28,237	14.81%	11,441	6.00%
Tier 1 leverage capital to average assets	28,237	12.08%	11,689	5.00%

BANR – Fourth Quarter 2011 Results
January 25, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended			Twelve Months Ended
OPERATING PERFORMANCE	Dec 31, 2011	Sep 30, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

Average loans	$3,237,305	$3,271,728	$3,458,400	$3,297,650	$3,607,151
Average securities	670,807	544,468	418,647	548,446	398,297
Average interest earning cash	148,070	224,993	368,194	219,025	291,968
Average non-interest-earning assets	207,609	206,420	254,242	215,646	262,888
Total average assets	$4,263,791	$4,247,609	$4,499,483	$4,280,767	$4,560,304

Average deposits	$3,477,587	$3,498,594	$3,669,442	$3,510,274	$3,768,748
Average borrowings	294,675	270,648	344,906	292,555	350,636
Average non-interest-bearing liabilities	(38,703)	(41,337)	(38,355)	(40,266)	(37,378)
Total average liabilities	3,733,559	3,727,905	3,975,993	3,762,563	4,082,006

Total average stockholders' equity	530,232	519,704	523,490	518,204	478,298
Total average liabilities and equity	$4,263,791	$4,247,609	$4,499,483	$4,280,767	$4,560,304

Interest rate yield on loans	5.53%	5.53%	5.67%	5.59%	5.70%
Interest rate yield on securities	1.92%	2.75%	2.46%	2.32%	2.91%
Interest rate yield on cash	0.23%	0.26%	0.26%	0.23%	0.24%
Interest rate yield on interest-earning assets	4.74%	4.87%	4.88%	4.86%	5.07%

Interest rate expense on deposits	0.59%	0.70%	1.03%	0.75%	1.39%
Interest rate expense on borrowings	2.28%	2.44%	2.24%	2.33%	2.28%
Interest rate expense on interest-bearing liabilities	0.72%	0.82%	1.13%	0.87%	1.46%

Interest rate spread	4.02%	4.05%	3.75%	3.99%	3.61%

Net interest margin	4.07%	4.10%	3.81%	4.05%	3.67%

Other operating income / Average assets	0.67%	0.97%	0.67%	0.79%	0.64%

Other operating income EXCLUDING fair value and OTTI
adjustments / Average assets (1)	0.83%	0.78%	0.73%	0.74%	0.69%

Other operating expense / Average assets	3.60%	3.83%	3.62%	3.69%	3.53%

Efficiency ratio (other operating expense / revenue)	79.34%	78.82%	84.88%	79.62%	86.03%

Return (Loss) on average assets	0.47%	0.56%	(1.12%)	0.13%	(1.36%)

Return (Loss) on average equity	3.79%	4.60%	(9.62%)	1.05%	(12.94%)

Return (Loss) on average tangible equity (2)	3.84%	4.67%	(9.78%)	1.07%	(13.21%)

Average equity / Average assets	12.44%	12.24%	11.63%	12.11%	10.49%

(1)	- Earnings information excluding fair value and OTTI adjustments (alternately referred to as other operating income from core operations or revenues from core operations) represent non-GAAP financial measures.

(2)	- Average tangible equity excludes core deposit and other intangibles and represents a non-GAAP financial measure.